EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders

Black Diamond Inc.:

We consent to the incorporation by reference in Registration Statements No. 333-42600, No. 333-42604, No. 333-127686, No. 333-79565 and 333-59193 on Form S-8, No. 333-171164 on Form S-3 and No. 333-175695 on Form S-4 of Black Diamond, Inc., of our report dated September 15, 2009 with respect to the consolidated balance sheet of Black Diamond Equipment, Ltd. and Subsidiaries (collectively, the Company) as of June 30, 2009, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the year ended June 30, 2009, which report appears in the December 31, 2011 annual report on Form 10-K of Black Diamond, Inc.

/s/ TANNER LLC

Salt Lake City, UT

March 6, 2012